Exhibit 10.5

Term Sheet (Binding)

ACQUISITION of

Denver Consulting Group, LLC.

The terms set forth below except as noted herein are binding and as such are subject to, among other things, execution and delivery of definitive documentation and approval of each respective company’s shareholders. This document is intended to precede the creation of a Definitive Agreement that fully defines the various working parts of the acquisition process from both the Seller as well as Buyer perspectives that may become a binding term sheet so as to lock in a particular share price date for valuation purposes.

Parties	Medicine Man Technologies, Inc., a Nevada Corporation (“Buyer”) and Denver Consulting Group, LLC., a Colorado limited liability company (hereinafter the “Seller”)
Transaction Summary	The parties hereto shall engage in a share exchange, whereby Buyer shall acquire all of the issued and outstanding securities of the Seller in exchange for issuance of an aggregate of shares of MDCL common stock (under Rule 144 requisites), representing $3,500,000.00 of Buyer’s issued and outstanding securities upon closing the proposed transaction (the “Transactions” or “Share Exchange”), price based upon the date of execution of this Term Sheet and MDCL’s closing price.
Contemplated Closing Date	On or before 60 days from the date hereof unless extended by mutual agreement of the parties.
Due Diligence

Seller shall afford to the legal counsel, employees, agents, and authorized representatives of the Buyer reasonable access at reasonable times, upon reasonable prior notice, to its properties, offices, files, agreements, books and records as may be necessary in order that the Buyer may have a full opportunity to conduct such investigations and due diligence reviews as it shall deem necessary in connection with the Transactions contemplated hereby.

This process shall allow the Buyer to complete an audit of the Seller’s financial statements in a manner that is consistent with the Buyers public company requisites so that the Buyer may create PCAOB audited financial statements that will serve as the basis for acquisition by the Buyer.

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Purchase Price	An aggregate of shares of Buyer’s Common Stock, to be issued to Seller at the point of closing as defined within the definitive agreement(s) associated with this process and under Rule 144 requisites and as described in the Transaction Summary Section of this document.
Representations and Warranties

The definitive agreement(s) shall include customary representations, which may include, without limitation, organization and corporate power, authorization, no breach, valid and binding agreement, capitalization, subsidiaries, financial statements, no undisclosed liabilities, absence of certain developments, title to property, tax matters, contracts, intellectual property, litigation, brokerage, governmental consents, employee benefit plans, insurance, compliance with laws, environmental compliance, employee and labor relations, accounts, effect of transaction, transactions with affiliates, customers, software, customer accounts receivable, salaries of officers and directors.

The Seller shall also provide with the execution of this agreement a corporate resolution wherein at least 51% of the existing ownership have agreed to the basic terms and conditions of this document and will, at closing provide a final corporate resolution with a vote of the entire ownership group, yea or nay. In the interim, these owners may also provide a confirmation of such vote via email to Mr. Brett Roper at licensing@medicinemandenver.com and within 10 business days of such notice provide a corporate resolution of conditional approval including all owners and their vote, yea or nay.

Conditions	Buyer shall have completed due diligence and be satisfied with the results thereof no later than 30 days from the date hereof, with the definitive agreement(s) executed no later than 60 days from the date hereof unless extended by both parties for a period of up to 45 days based upon material outstanding elements beyond its control;

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The Share Exchange shall be approved in accordance with the existing provisions of each, the Buyer and Seller’s shareholders, members and/or Directors and managers as such authority exists;

The parties shall have performed, in all material respects, all of their obligations under the definitive agreements. All of the statements, representations and warranties contained in the definitive agreements shall be complete and true in all material respects. No material adverse changes shall have occurred in the business, properties and assets of Seller other than changes set forth in the definitive agreement or occurring in the ordinary course of business.

The Seller shall provide an audited or reviewed status financial statement of its books and records by a duly qualified independent accountant in accordance with Generally Accepted Accounting Practices (“GAAP”) in a form acceptable to the US Securities and Exchange Commission. The costs of the Audit shall be borne by the Buyer however, the Seller agrees to reimburse all such costs to the Buyer should this agreement be nullified by the Seller for any reason. If this occurs, the Buyer agrees that all such related documentation shall become the sole property of the Seller upon reimbursement of audited financial statement generation costs.

The Buyer is authorized to disclose elements related to this acquisition as required by law including relevant 8K filings and press releases as customary with a material event with the Seller’s right to review and comment on any such release of information. The Buyer also agrees that quotes related to any such press release(s) as provided by the Seller will be included within any such release based upon legal review and relevance, if required.

Buyer shall agree to various employment agreements with the Seller upon closing mutually agreeable between Buyer and Seller, including allocation of an appointment of one (1) member of the Advisory Board to the Board of Directors, such Advisory Board shall be invited to attend all Board of Director Meetings on a voluntary basis.

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Buyer agrees that any future business referred to it by the existing officers and directors of the Seller that are not included in the hiring outlook for the Buyer’s team shall be entitled to a commission payment that will be negotiated and included in the final definitive agreement.

The Buyer agrees to provide all possible consideration for the hiring of the existing Seller’s employee group but agrees that any such hire shall be made on a temp to hire basis of ninety (90) days duration similar to the Buyer’s current hiring procedure.

The Buyer agrees to provide all possible consideration to other Seller related contract service providers based upon non-duplication of tasking and value to the Buyer’s business.
Termination	Terminable (i) by mutual consent of the parties or (ii) by either party if the conditions to such party’s obligations are incapable of fulfillment or Transactions shall not have closed within 60 days or by mutual extension of this agreement from the date hereof.
Binding Provisions	Seller shall not, either directly or indirectly, for a minimum of 60 days from the date hereof (herein called the “Exclusive Period” or unless extended in accordance with the Buyer’s provision as noted in the conditions section), enter into, or continue, any negotiations or discussions with any party in respect of the sale of Seller or any assets owned by Seller or any part thereof in any manner whatsoever to any person, in any manner which would be inconsistent or in competition with the matters and transactions contemplated by this Term Sheet. In the event Seller breaches this provision, Seller shall be responsible for all costs incurred by Buyer herein, including but not limited to Buyer’s attorneys’ fees.
Amendment	Only by written consent of all of the parties hereto.
Governing Law/Venue	Nevada

SIGNATURE PAGE TO FOLLOW

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AGREED TO AND ACCEPTED this    4    day of May 2017.

MEDICINE MAN TECHNOLOGIES, INC.

By:	/s/ Brett Roper

Brett Roper, Chairperson of the Board of Directors

DENVER CONSULTING GROUP, LLC.

By:	/s/ Greg Gamet	By:	/s/ Ryan Lewis

Name: Greg Gamet		Name: Ryan Lewis

Position: Member		Position: Member

By:	/s/ Justin Jones	By:	/s/ Frank Falconer

Name: Justin Jones		Name: Frank Falconer

Position: Member		Position: Member

By:	/s/ Bryan Sullivan	By:	/s/ Jay Griffin

Name: Bryan Sullivan		Name: Jay Griffin

Position: Member		Position: Member

By:	/s/ Dan Glenn

Name: Dan Glenn

Position: Member

Witnessed

By:	/s/ Lauren Edgerton

Name: Lauren Edgerton

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